Corporate Copy
Stephen Mengert


August 5, 2002




Mr. Stephen M. Mengert
9865 Autry Falls Drive
Alpharetta, GA.  30022

Dear Steve:

It is my pleasure to confirm our offer to you, pending approval of the Board of Directors, for the position of Vice President, Finance and Chief Financial Officer, on behalf of Matria Healthcare, Inc. ("Matria" or "Company"), which employment is to commence on or before September 3, 2002. In this position you will report directly to me.

Your initial base salary will be $8,653.84 (gross before deductions) per biweekly pay period. Future salary adjustments and assignment of job responsibilities shall be based upon individual and Company performance. You will be eligible for your first salary review effective March 1, 2003.

In accordance with Company policy, you will receive an automobile allowance in the gross amount of $1,300.00 per month.

You will be eligible to participate in the applicable annual Matria Management Incentive Plan ("MIP") with an annual target bonus amount equal to forty percent (40%) of the base salary paid to you in accordance with the terms of such program in effect from time-to-time. Your participation in the 2002 MIP will be prorated based on the number of full months of employment with the Company during 2002. In addition, you are eligible to earn a payment under the 2002 MIP equal to the greater of 1) $25,000 gross before deductions, or 2) the actual payment as calculated in accordance with the terms and conditions of the 2002 MIP. This payment will be made to you at the same time all other 2002 MIP payments are made to eligible participants. You must meet the eligibility requirements of the 2002 MIP to earn the above-described payment.

The Company will make a recommendation to the Company's Stock Option Committee that you be granted a stock option to purchase 20,000 shares of Matria Common Stock. Provided you remain actively employed in your position, you will also be eligible to participate in the Company's annual stock option grant recommended at the Board of Directors meeting in February 2003. Inclusive of the February 2003 annual stock option grant, I will make recommendations to the Company's Stock Option Committee prior to March 1, 2003 that you be granted stock options to purchase an additional 10,000 shares of Matria Common Stock. Such stock options will be subject to the standard terms and conditions of the Company's applicable stock option plan.

A recommendation will be presented to the Company's Board of Directors that you be provided with a Change In Control Severance Compensation and Restrictive Covenant Agreement ("Agreement"). The Agreement will include severance compensation equal to one times your annual base compensation upon termination of employment in accordance with the terms and conditions of the Agreement.

Immediately upon employment, you will begin accrual of vacation benefits at the accrual rate of 1.25 days per month (15 days per annum).


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Mr. Stephen M. Mengert
August 5, 2002
Page 2 of 2


You will be eligible to participate in the customary medical, dental, life insurance and long-term disability benefits offered to other employees in similar positions the first pay period following thirty (30) days of employment. Summaries of these benefits are enclosed for your review. More detailed enrollment information will be sent to you shortly after you begin employment. You will also be reimbursed for the cost of COBRA benefits from your previous employer for the first month of employment. If you decline participation in the Company's medical benefits and continue participation in the Tatum Partnership medical plan, you will be paid an amount equivalent to the Company's bi-weekly net cost (total benefit cost less employee contribution) for the comparable medical option you are eligible to elect from time to time.

If you accept this offer, you may receive copies of Company policies and procedures in effect from time to time and agree to abide by same, realizing that changes can occur at any time and that such policies and procedures are not to be construed as a contract of employment. You will also be reimbursed for your reasonable business expenses in accordance with policy.

This offer is contingent upon your signing the Company's Non-Competition Agreement and Confidentiality Agreement attached hereto. Please indicate your acceptance to the terms stated herein by signing the acceptance below and returning this letter, along with an executed original of the attached Agreements to me in the enclosed self-addressed envelope. Please retain a copy of the fully executed Agreements for your records.

Steve, we look forward to your joining the Matria team. We are excited about the potential and expertise you bring to our organization. We are confident these arrangements will be satisfactory to you and look forward to receiving your acceptance of our offer of employment. Please do not hesitate to contact Thornton Kuntz or me should you have any questions.


Sincerely,




Parker H. Petit
Chairman, President and Chief Executive Officer



cc:      Jeff Koepsell
         Thornton Kuntz

                                   ACCEPTANCE

I have read and understand the foregoing which constitutes the complete, entire and exclusive statement of the agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject matter of this agreement. I accept employment at will with the Company subject to the terms and conditions contained herein.


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Stephen M. Mengert                                                  Date